November 1, 2011

Dear Shareholders:

On October 15th, we had a very successful shareholders’ meeting with approximately 200 attendees.  Despite the relatively large turnout, we recognize that many of you were unable to attend.   For those shareholders who could not attend, I would like to give a brief recap of key highlights of the meeting and in particular relay some of the questions raised by shareholders at the meeting and provide the company’s responses to those queries.

The shareholders approved our current slate of directors, the retention of our audit firm, and authorized the board to do a reverse split of the company’s stock.  I addressed the underlying issues that moved us to consider a reverse split in my letter to shareholders dated September 27, 2011 that is now posted on the company’s website.  The driving factor leading us to seek shareholder approval for the reverse split had to do with providing the ability for current shareholders and new investors to continue to deposit shares of common stock into brokerage accounts under relatively new price restrictions imposed by many clearing houses and brokers.

The meeting lasted nearly 3 hours and included the vote tabulations and presentations by members of management, including myself; Dr.  Hakki Refai, our Chief Technology Officer;  Dr. Brian Hoover, our VP of Technology Development;  Dr. Malcolm Panthaki, the Founder, Chairman and CTO of Comet Solutions, and Mr. Fred Hermann.  Our Co-Chairmen Victor Keen and John O’Connor each provided their personal perspectives of the recent progress attained as did Martin Keating, the founder and Director of 3DIcon Corporation.

Let me try to summarize some of the highlights that I feel are most important from these presentations:

I addressed the disruptive technology that C-Space represents for 3DIcon Corporation.  I noted the lack of viable competitors in the volumetric 3D display arena and that a strong patent position has been established by the company to protect its technology.   I noted that in the past several months the company had moved aggressively in recruiting new senior management and an experienced technical management team who would be able to move the C-Space technology out of the research laboratory and into a true commercial product.  I also noted that the addressable markets for this technology each exceed $1 billion.  I spoke of the new additions to our Technical Development Team, including Brian Hoover, our new VP of Technology Development, Patrick Davidson M.S., an optical engineer and the addition of Comet Solutions as an important adjunct to our development process which I will discuss a bit later.  Additions to our Technical Advisory Board were also noted with the addition of Dr. Pradeep Sen, a professor at the University of New Mexico who has unique expertise in the image projection in C-Space.  The importance of a disciplined Project Management effort that openly details our progress or shortcomings both in terms of timing and budget was also noted.  The addition of Dave Taliaferro, an experienced technology development project manager and systems engineer, to support Brian Hoover in planning, executing, and controlling the TSP Development Project was also detailed.

I noted our recent consideration of a new facility in Albuquerque, NM for building out the Trade Show Prototype (TSP).  The current facility at the University of Oklahoma laboratory is simply too small to allow us to assemble the technical staff necessary for the project’s completion.   The facility under consideration is approximately 3000 sq. ft., and is located next to the Sandia National Labs and the Air Force research labs.  Albuquerque is an ideal location for sourcing the high-tech workforce necessary to complete the TSP.

I discussed the commercialization strategy for C-Space which is for market segments that have existing 3D data-creation available, such as medical imaging, industrial inspection and control.  I discussed the goal of seeking joint ventures, or other collaborative efforts which represent an opportunity for the company to enhance its technology.  The possibility that our recent agreement with Yongsen Consulting in China might provide joint ventures, collaborations, strategic alliances and possible acquisitions in the 3D arena was discussed.

A point that I tried to emphasize with the audience was that our current best analysis was that we cannot effectively ‘Pre-Sell’ without the completed Trade Show Prototype.  The existing prototype lab model we have, certainly succeeds as a ‘proof of concept’ demonstration, but will not fulfill our commercialization goals with larger companies that are on our target list and who have already expressed interest in our technology.  It is likely that active commercialization efforts can be started when the Engineering Verification Test Bed (EVTB) is finished in approximately 6 months.  The EVTB will be identical to the Trade Show Prototype model in every respect but will be somewhat smaller, approximately the size of a “snow globe”.  I also noted that 3DIcon has identified and is having discussions with potential strategic partners, including a Fortune 50 Aerospace company for command and control and inventory applications; an optical scanning company to provide automated scanners for manufacturing lines; a gaming company to provide 3D elements for gaming tables and a private defense company to provide display systems for the intelligence Community.

Dr. Hakki Refai detailed the C-Space technology and provided a fairly detailed overview of the IP status for C-Space.  Dr. Brian Hoover then showed some preliminary engineering drawings of the TSP and reviewed the necessary technical staffing needed for the project including, mechanical engineering, electrical engineering, materials sciences for the micro crystals or nano crystals that will be suspended in the display dome, optical designers and software engineers.  He provided photographs of the preliminary “research test bed” (RTB) that is providing some of the initial performance data we require.  He gave a brief overview of the Trade Show Prototype modeling and simulations and pointed out the importance of the simulation capabilities that Comet Solutions was providing for material optimization, power requirements and thermal-mechanical parameters.  Dr. Hoover then spoke in some detail of the development process and most importantly of the estimated timeline to get to a final Trade Show Prototype.   The timeline estimated for the Engineering Verification Test Bed which would give us the ability to initiate commercialization efforts was estimated to be approximately 6 months and approximately 12 months for the final TSP.

Fred Hermann of TH Business Advisors who is acting as a Business Development consultant to the company provided greater detail on the potential customers and collaborators that we have been working with but noted the importance of having a Trade Show Prototype or EVTB before meaningful discussions could be initiated.  He verified the high interest we have from numerous companies who see a fit between their technologies and the 3DIcon volumetric display technology.

I have tried to give you a flavor of the meeting’s content, but find as I write this that it is difficult to capture all of the information we tried to present.  Nevertheless, I hope this is informative for you.  I believe that the interchange we had during the Q&A session of the meeting was particularly illuminating since it gave us a good sampling of what shareholders were thinking about and allowed us to address those concerns directly.  I have included some of these interchanges below:

1.	Why do the reverse split and why such high numbers – 15 to 35 to 1.

FINRA’s recent regulations (FINRA 09-05), aimed at reminding brokerages of their liability for trading unregistered shares, have had the unintended consequence of causing many brokerage and clearing house firms to either not accept low priced stocks, or to set arbitrary price limits and fees on such stocks.  For example, one brokerage house will not accept the deposit of shares with a price below $.10 – we understand that even brokerage firms specializing in self-managed brokerage accounts have restrictions against depositing shares trading below prices as high as $1.00, and others are following suit.  We don’t know what the price of the stock will be prior to a split and want to have the ability to get the price high enough to avoid some of these restrictions.  At the current price level of $.008 the range of new pricing would be between $.12 and $.28, not much of a margin for price limits of $.10 for deposit.  As the company continues to raise capital to fund the completion of its technology, it is critical that investors feel comfortable that they will be able to deposit (and trade) the stock from their investment.

2.	When can we expect to see a viable display?

This is perhaps the most important question asked during the session.  Some shareholders felt the company was taking too long to produce a viable display.  We explained the difficulty of producing a completely new, disruptive technology.  We are dealing with technical challenges that have not been successfully dealt with before such as the optimal key materials to be suspended in the liquid medium inside the viewing dome. We have heating issues that must be overcome within the dome from the laser beams that are being projected into the viewing area.  All of these are engineering challenges that can be overcome.  Most importantly, we have laid out a well-documented critical path to the creation of the Trade Show Prototype.

3.	Can we provide more detail on our business development plan and timeline?

We have retained Fred Hermann from TH Business Advisors, LLC to assist the company in developing a compelling business strategy.  We know that our technology represents a significant competitive advantage in several markets and believe that the company can create revenues with its licensing business model.  We believe the quickest and most efficient path to commercialization lies in partnering; licensing, joint ventures, and other collaborations.   We have the key people in place, have protected IP and a continuing IP strategy and we have identified our initial key markets.  Those markets have 3D data available and include medical imaging, baggage and cargo handling, industrial inspection systems, training and simulation, government and military training.   We are developing presentations for each of these markets designed to fit industry and specific company needs.  Our plan includes discussions with industry contacts, market expert, trade shows and other professional groups to ensure that the technology is developed in the most commercially compelling way.

4.	Why is the process taking so long? The company has been promising revenues, product etc. for some time.

C-Space is disruptive, groundbreaking technology that has not been accomplished previously.  We are well ahead of the pack – we don’t believe there are any viable volumetric (commercial) competitors at this time.  The company needed people with new and varied skill sets to bring a product from the R&D laboratory to a commercial product.  In the past several months, the Board made decisive moves to change the trajectory of the development   process by bringing in industry seasoned senior management and experienced and strong technical management.

5.	What has happened to the stock’s price? Why is there no price support?

The prices for penny stocks for development stage companies are highly volatile.  True growth in the stock will ultimately depend on the company successfully completing its technology and securing licensing agreements with strategic partners.  That is the singular focus of the management team.

I hope the information I have provided in this letter is helpful to shareholders who could not attend the shareholders’ meeting a few weeks ago.  I do believe that we have a process in place to develop the Trade Show Prototype on the timeline we have indicated.  Most importantly, we have a dedicated development team who possess the appropriate know-how and spirit to drive this project to a successful outcome.

Sincerely,

3DICON CORPORATION

Sidney A. Aroesty
Chief Executive Officer